Natural Health Trends Corp. Announces First Quarter Revenue Estimate

DALLAS, TX -- (Marketwire - April 03, 2009) - Natural Health Trends Corp. (NASDAQ: BHIP) announced today that its estimated revenue for the quarter ended March 31, 2009 was $10.0 million. The company also estimates that its deferred revenue, consisting of unshipped product and unamortized enrollment fees at March 31, 2009 was $1.0 million, compared to $2.8 million at December 31, 2008.

These results are preliminary, have not been reviewed or audited by the company's independent accountants, and are subject to normal recurring adjustments. Significant updates and revisions may be required before the release of our first quarter results in May. Going forward, the company intends to release its preliminary revenue information shortly after each quarter end as it becomes available.

In the first quarter of 2008, revenue was $11.4 million, with deferred revenue of $2.6 million at March 31, 2008 and $3.5 million at December 31, 2007. The majority of the decrease year-on-year was due to the decline in the South Korean market, more than offsetting the increase in Hong Kong.

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company's website, and management encourages interested parties to register for updated corporate information via email on the company's home page, www.naturalhealthtrendscorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption "Risk Factors" in our Annual Report on Form 10-K filed on March 23, 2009, with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contact:

Jean Bono
Natural Health Trends Corp.
investor.relations@nhtglobal.com